EXHIBIT 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors and Shareholders

ING Variable Funds and ING Partners, Inc.:

We consent to the use of our reports dated February 26, 2007 and February 28, 2007, incorporated herein by reference, on the financial statements of ING VP Growth and Income Portfolio, a series of ING Variable Funds, and ING Fundamental Research Portfolio, a series of ING Partners, Inc., respectively, and to the reference to our firm in Appendix A, “Form of Agreement and Plan of Reorganization”, and under the caption “Financial Highlights” in Appendix B in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts

July 27, 2007